EXHIBIT 99.1


                               ADVANCED BIOTHERAPY, INC.
                                     6355 Topanga Canyon Boulevard, Suite 510
                                     Woodland Hills, California  91367
                                     Telephone 818-883-6716
                                     Fax           818-883-3353
                                     www.advancedbiotherapy.com

                             "FOR IMMEDIATE RELEASE"

    Advanced Biotherapy Inc. Reports on Investigational Clinical Studies in
                              Rheumatoid Arthritis

  Beneficial Effects of Antibodies to Interferon-Gamma Presented at Conference

LOS ANGELES--(BUSINESS WIRE)--September 30, 2003-- Advanced Biotherapy Inc. (OTCBB:ADVB - News) - a developer of pioneering antibody therapies for treating severe and widespread autoimmune diseases - reported the results of its sponsored investigational clinical trial comparing two different investigational treatments known as anticytokine therapy for patients suffering from rheumatoid arthritis at the International Cytokine Society Annual Meeting in Dublin, Ireland, last week. Results of this investigational study confirmed the beneficial effects of using antibodies to block interferon-gamma to treat severe rheumatoid arthritis.

         Mr. Edmond Buccellato, the Company's CEO, explained, "As previously reported, and as we were pleased to report at this annual meeting, the Company sponsored an investigational randomized, double-blind trial in 55 patients with severe rheumatoid arthritis unresponsive to other anti-arthritic treatments. This trial follows a preliminary study with 25 patients which produced encouraging results. The 55 patients were given a short course of antibodies to interferon-gamma, a short course of antibodies to tumor necrosis factor-alpha, or a placebo. Four weeks after treatment, both the group receiving an investigational antibody to interferon-gamma and the group receiving an investigational antibody to tumor necrosis factor-alpha exhibited sustained significant improvement in all clinical measures. However, analysis using ultrasound measurement of the thickness of the inflamed knee-joint lining (the synovial membrane) established that only anti-interferon-gamma resulted in a significant reduction in membrane thickness in patients. Also at four weeks from the initiation of treatment, using criteria for measuring therapeutic responses established by the American College of Rheumatology, the number of patients achieving the maximum level of response was found to be greater in the patients receiving antibody to interferon-gamma. This randomized, double-blind, placebo-controlled investigational trial was performed in Moscow, Russia, by the Director of the Rheumatology Clinic, Professor Yakov Sigidin, and Dr. Galina
Lukina  at  the  Rheumatology  Institute  of the  National  Academy  of  Medical
Sciences."

         Mr. Buccellato concluded by stating "It is our undaunted view that treating certain autoimmune diseases with antibodies to interferon-gamma is a sound and scientifically rational approach - an opinion supported by others in the scientific community."

The Company's approach to the treatment of autoimmune disease is based on the pioneering hypothesis published in the journal Nature in 1974 by Simon Skurkovich, M.D., the Company's Director of Research and Development, stating

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that a disturbance  in the  production of  interferon,  a cytokine,  can lead to autoimmune disease and that blocking this substance could be therapeutic. In 1989 Dr. Skurkovich further hypothesized that antibodies to tumor necrosis factor-alpha, a cytokine induced by interferon-gamma, could be a useful method of treatment for autoimmune diseases. At present, the only anticytokine therapies available commercially to treat rheumatoid arthritis are drugs that block tumor necrosis factor-alpha.

Rheumatoid arthritis is a chronic condition characterized by inflammation in the lining of the joints which can eventually bring damage to bone and cartilage. In the U.S. alone, more than three million people suffer from rheumatoid arthritis.

Autoimmune diseases in general are the result of an inappropriate immune response in which the body's immune system attacks its own healthy cells and organs. In these disorders, certain chemicals called cytokines are hyperproduced, and bring about the autoimmune condition. One of the company's patented therapies is designed to remove or neutralize these excessive cytokines known as interferon-gamma and tumor necrosis factor-alpha, which is induced by interferon-gamma. Removal of these agents is associated with beneficial therapeutic effects and could possibly form the basis of a universal treatment for certain types of autoimmune diseases. Advanced Biotherapy has already achieved encouraging results in clinical trials in multiple sclerosis, type I diabetes, various autoimmune skin diseases (psoriasis, alopecia areata, vitiligo, pemphigus, and epidermolysis bullosa), uveitis, and corneal transplant rejection.

About Advanced Biotherapy
Advanced Biotherapy, Inc. is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases. Its investigational therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Core technology is protected under U.S. patents and patents pending for the exclusive use of a class of antibodies to the protein known as interferon-gamma and to tumor necrosis factor-alpha for treating a range of diseases. The company is headquartered in Los Angeles, California. www.advancedbiotherapy.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of obtaining regulatory approval to conduct United States' based clinical trials, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002.

-----------------
Contact:
     Advanced Biotherapy, Inc.
     Amy Buccellato, 818-883-6716
     www.advancedbiotherapy.com
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